Exhibit 10.1

ONEOK, INC.

2025 EQUITY INCENTIVE PLAN

Article 1. Establishment, Purpose

1.1. Establishment of the Plan. ONEOK, Inc. hereby establishes the ONEOK, Inc. 2025 Equity Incentive Plan (the “Plan”), effective as of the date of approval by the Company’s shareholders (“Effective Date”). Except as otherwise indicated, capitalized terms are defined in Article 16 below.

1.2. Purposes of the Plan. The purposes of the Plan are to (i) attract, retain and motivate and reward key employees and non-employee Directors; (ii) compensate them for their contributions to the growth and profitability of the Company; (iii) encourage ownership of Common Stock in order to align their interests with those of shareholders; and (iv) promote the sustained long-term performance of the Company and the creation of shareholder value. The Plan seeks to achieve these purposes by providing for discretionary long term incentive Awards in the form of Restricted Stock Units, Restricted Stock, Performance Units, Performance Shares, Options, Stock Appreciation Rights and other stock or cash awards.

The Plan is intended to replace the ONEOK, Inc. 2018 Equity Incentive Plan (“2018 Plan”). No additional awards will be granted under the 2018 Plan on or after the Effective Date. Outstanding Awards under the 2018 Plan as of the Effective Date, including deferred awards, shall remain in effect in accordance with the terms of the 2018 Plan and any applicable Award Agreement (and, if applicable, deferred compensation plan).

Article 2. Administration

2.1. The Committee. The Plan shall be administered by the Committee. The Committee shall be comprised solely of Directors who are: (a) “non-employee directors” as contemplated by Rule 16b-3 under the Exchange Act; and (b) “independent directors” as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

2.2. Authority of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full power and discretionary authority to:

(a) designate the Participants;

(b) determine the size and types of Awards;

(c) approve forms of Award Agreements for use under the Plan;

(d) determine the terms and conditions of each Award, including without limitation, and to the extent applicable, the Exercise Price, the Exercise Period, vesting conditions, Performance Goals, Performance Periods, any vesting acceleration, waiver of forfeiture restrictions, and any other term or condition regarding any Award or its related Shares (including subjecting the Award or its related Shares to compliance with restrictive covenants);

(e) accelerate at any time the exercisability or vesting of all or any portion of any Award;

(f) construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan;

(g) establish, amend or waive rules and regulations for the Plan’s administration;

(h) amend the terms and conditions of any outstanding Award and any instrument or agreement relating to an Award (subject to the provisions of Article 15 and Section 7.6);

(i) delay the issuance of Shares or suspend a Participant’s right to exercise an Award as deemed necessary to comply with applicable laws;

(j) determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment or service for Plan purposes;

(k) authorize any person to execute, on behalf of the Company, any agreement or instrument required to carry out the Plan purposes;

(l) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any instrument or agreement relating to an Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(m) make any and all determinations which it determines to be necessary or advisable for the Plan administration; and

(n) approve any transaction involving an Award under the Plan for a Section 16 Person so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the shareholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3.

2.3. Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of the New York Stock Exchange or any domestic securities exchange or inter-dealer quotation system on which the Shares are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to the Company’s Benefit Plan Administration Committee or the Company’s Chief Executive Officer pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. The Committee may, at any time, revoke any such allocation or delegation. All actions taken by the Company’s Benefit Plan Administration Committee or the Company’s Chief Executive Officer pursuant to a valid delegation shall have the same legal effect and shall be entitled to the same deference as if taken by the Committee itself. Notwithstanding the foregoing, neither the Company’s Benefit Plan Administration Committee nor the Company’s Chief Executive Officer shall have the right to grant Awards to persons who are subject to Section 16 of the Exchange Act.

2.4. Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan and all related Board decisions and actions shall be final, conclusive and binding on all persons interested in the Plan or an Award. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company or a Subsidiary and such agents, attorneys, consultants and accountants as it may select. The Committee’s determinations under the Plan need not be the same for all persons. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award in accordance with Article 13, and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.

2.5. Limitation of Liability. Members of the Board of Directors, members of the Committee or any person to whom authority was delegated in accordance with Section 2.3 above shall, when acting under this Plan, be fully protected in relying in good faith upon the advice furnished by the Company’s officers, agents, attorneys, consultants and accountants and any other party deemed necessary or appropriate and shall incur no liability except for gross or willful misconduct in the performance of their duties.

2.6. Action by the Board. Notwithstanding anything in the Plan to the contrary, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

Article 3. Shares Subject to the Plan

3.1. Number of Shares. Subject to adjustment as provided in Section 3.3 below, the aggregate number of Shares that may be issued or delivered under the Plan shall not exceed 16,870,000 Shares, plus 2,279,829 Shares, which is the number of Shares reserved for issuance under the 2018 Plan that remained available for awards under the 2018 Plan as of March 1, 2025 and which shall be reduced by the number of Shares underlying any grants made under the 2018 Plan after March 1, 2025 and before the Effective Date. In addition, as described below, any Shares subject to an outstanding award under the 2018 Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares, or is settled in cash, shall be available for new Awards under this Plan, subject to adjustment as provided in Section 3.3 below. Shares issued under the Plan may consist, in whole or in part, of authorized but unissued Shares, treasury Shares or Shares reacquired by the Company in any manner, or a combination thereof.

3.2. Share Counting. The number of Shares remaining available for issuance as of any point in time shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of an Award on or after the Effective Date. Notwithstanding anything in the Plan to the contrary, Shares subject to an Award under this Plan or under the 2018 Plan will again be available for grant and issuance pursuant to the Plan to the extent the relevant Awards: (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of Shares or (b) are settled in cash in lieu of Shares. Shares subject to an Award may not again be made available for grant and issuance pursuant to the Plan if such Shares are: (w) subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (x) delivered to, or withheld by, the Company to pay the Exercise Price or the withholding taxes due with respect to an Option or SAR, (y) withheld by the Company to cover taxes incurred in connection with other stock-settled Awards, or (z) repurchased on the open market with the proceeds of an Option exercise. To the extent not prohibited by applicable law, rule or regulation, Shares delivered or deliverable in connection with any Substitute Award shall not reduce the number of Shares authorized for grant pursuant to Section 3.1 above.

3.3. Adjustments in Authorized Shares and Awards. In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, reclassification, stock dividend, bonus issues, extraordinary cash dividend, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any Participant, in the number, class, kind and option or Exercise Price of securities subject to outstanding Awards as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an ISO which would constitute a modification within the meaning of Code Section 424(h)(3). Moreover, notwithstanding anything in the Plan to the contrary, an adjustment to an Award may not be made in a manner that would result in adverse tax consequences under Section 409A.

Article 4. Eligibility

The Committee may select any Employee or Director to receive an Award; provided, however, that ISOs shall only be granted to Employees in accordance with Code Section 422 and Directors are not eligible to receive Performance Units and Performance Shares. The Committee shall grant Director Stock Awards to Directors in accordance with Article 9 of the Plan.

Article 5. Restricted Stock Units and Restricted Stock

5.1. Award of Restricted Stock Units and Restricted Stock. The Committee may grant Restricted Stock Units, Restricted Stock or both, to an Employee or Director with such terms and provisions that the Committee shall determine.

5.2. Terms of Restricted Stock Units and Restricted Stock. Each Award of RSUs or Restricted Stock shall be subject to an Award Agreement that shall set forth (a) the number or a formula for determining the number of Shares subject to the Award, (b) the purchase price of the Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that determine the number of Shares granted, issued, retainable or vested, (d) terms and conditions regarding the grant, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such other terms and conditions as may be appropriate.

5.3. Vesting Conditions. The Committee shall determine the vesting schedule for each Award of RSUs and Restricted Stock. Vesting shall occur, in full or in installments, upon satisfaction of the terms and conditions specified in the Award Agreement. The Committee shall have the right to make the vesting of RSUs and Restricted Stock subject to the continued employment or service of a Participant, passage of time or such performance criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and personal performance evaluations.

5.4. Settlement of Restricted Stock Units; Lapse of Restrictions on Restricted Stock. Earned RSUs shall be settled in a lump sum on or as soon as practicable after the date(s) set forth in the Award Agreement. The Committee may settle earned RSUs in cash, Shares, or a combination of both. Distribution may occur or commence when the vesting conditions applicable to a RSU have been satisfied or, if the Committee so provides in an Award Agreement, it may be deferred in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer payment of Shares related to a RSU or Restricted Stock provided that the terms of the RSU or Restricted Stock and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall determine appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

Article 6. Performance Units and Performance Shares

6.1. Award of Performance Units and Performance Shares. The Committee may grant Performance Units, Performance Shares or both to an Employee with such terms and provisions that the Committee shall determine.

6.2. Terms of Performance Units and Performance Shares. Each Award of Performance Units or Performance Shares shall be subject to an Award Agreement that shall set forth (a) the number of Performance Units or Performance Shares granted or a formula for determining the number of Performance Units or Performance Shares subject to the Award, (b) the initial value (if applicable), (c) the Performance Goals and level of attainment that shall determine the number of Performance Units or Performance Shares granted, issued, retainable or vested, (d) such terms and conditions regarding the grant, vesting and forfeiture of the Performance Units or Performance Shares and (e) such other terms and conditions as may be appropriate.

6.3. Earning of Performance Units or Performance Shares. After completion of an applicable Performance Period, the holder of Performance Units or Performance Shares shall be entitled to receive a payout with respect to the Performance Units or Performance Shares earned by the Participant over the Performance Period. Payment shall be determined by the Committee based on the extent to which the Performance Goals have been achieved and together with the satisfaction of any other terms and conditions set forth in the Plan and the applicable Award Agreement.

6.4. Settlement of Performance Units or Performance Shares. Earned Performance Units and Performance Shares shall be settled in a lump sum after the date(s) set forth in the Award Agreement. The Committee may settle earned Performance Units and Performance Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units and Performance Shares. Distribution may occur or commence after completion of the applicable Performance Period and the satisfaction of any applicable vesting conditions or, if the Committee so provides in an Award Agreement, it may be deferred, in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer settlement of Shares related to a Performance Unit or a Performance Share to a date or dates after the Performance Unit or Performance Share is earned provided that the terms of the Performance Unit or Performance Share and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company.

Article 7. Stock Options and Stock Appreciation Rights

7.1. Award of Options and Stock Appreciation Rights. Subject to Article 4, the Committee may grant Options, SARs or a combination thereof, to an Employee or Director with such terms and provisions that the Committee shall determine.

7.2. Terms of Options and Stock Appreciation Rights. Each Award of Options or SARs shall be subject to an Award Agreement that shall set forth (a) the term or duration of the Options or SARs, (b) the number of Shares subject to the Options or SARs, (c) the Exercise Price, (d) the Exercise Period and (e) such other terms and conditions as may be appropriate. The Committee may grant Options in the form of ISOs, NQSOs or a combination thereof. Each Award Agreement also shall specify whether the Options are intended to be an ISO or a NQSO.

7.3. Duration of Options and SARs. Each Option or SAR shall expire at such time as the Committee shall determine at the time the Award is granted; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its date of grant.

7.4. Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such terms and conditions as the Committee shall approve, which need not be the same for each Award or for each Participant. Options and SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designated agent, setting forth the number of Shares to be exercised with respect to the Options or SARs, and, in the case of Options, accompanied by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full under such methods as are authorized by the Committee, in its sole discretion, including, without limitation: (a) in cash or its equivalent, (b) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by net Share settlement or similar procedure involving the cancellation of a portion of the Option representing Shares with an aggregate Fair Market Value at the time of exercise equal to the Exercise Price or (d) by any combination thereof. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise of an Option or SAR and provisions for full payment for an Option, the Company shall issue to the Participant an appropriate number of Shares based upon the number of Shares purchased under the Option or SAR.

Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of: (a) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of the SAR, multiplied by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment upon the exercise of a SAR may be in cash, in Shares of equivalent value or in a combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in an applicable Award Agreement.

7.5. Automatic Exercise. The Committee may provide that, in the event that (i) an Option or SAR is not exercised or settled by the last day of the Exercise Period, (ii) the Participant is legally precluded from otherwise exercising such Option or SAR before the last day of the Exercise Period due to legal restrictions or Company policy (including policies on trading in Shares), and (iii) the Exercise Price of such Option or SAR is below the Fair Market Value of a Share on the last day of the Exercise Period, as determined by the Committee, then the Option or SAR may be deemed exercised on such date, with no action required on the part of the Participant, with a spread equal to the Fair Market Value of the Shares subject to the Award on such date minus the Exercise Price for those Shares, unless the Participant notifies the Company in writing prior to such automatic exercise. The resulting proceeds net of any required tax withholding and any applicable costs shall be paid to the Participant or the Participant’s legal representative.

7.6. No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 3.3, without the prior approval of the shareholders of the Company, the Committee will not amend or replace any previously granted Option or SAR in a transaction that constitutes a “repricing,” including, but not limited to: (i) the reduction, directly or indirectly, in the per-share Exercise Price of an outstanding Option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting principles; (iii) at any time when the per-share Exercise Price of an outstanding Option or SAR is above the Fair Market Value of a Share, canceling (or accepting the surrender of) an Option or SAR in exchange for another Option, SAR or other equity security or cash; and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

7.7. Incentive Stock Options.

(a) Additional Requirements. The Exercise Price of an ISO shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the Exercise Price be less than the minimum Exercise Price specified in Section 7.6. No ISO may be issued to any individual who, at the time the ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the Exercise Price determined as of the grant date is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such ISO and (ii) the ISO is not exercisable more than five years from the date of grant thereof. No Participant shall be granted any ISO which would result in such Participant receiving a grant of ISO that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. Any grants in excess of this limit shall be treated as NQSOs. No ISO may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time.

(b) Participant Notice Requirement. The Participant must notify the Company in writing within thirty (30) days after any disposition of Shares acquired pursuant to the exercise of an ISO within two years from the grant date or one year from the exercise date. The Participant must also provide the Company with all information that the Company reasonably requests in connection with determining the amount and character of Participant’s income, the Company’s deduction, and the Company’s obligation to withhold taxes or other amounts incurred by reason of a disqualifying disposition.

Article 8. Other Awards

Subject to limitations under applicable law, the Committee may grant such Other Awards to Employees or Directors that may be denominated or payable in cash or Shares, valued in whole or in part by reference to, or otherwise based on, or related to, Shares as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus, or may grant Other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, including the payment of cash based on Performance Goals or other criteria. Other Awards may include dividend equivalents that are converted into Shares in connection with awards granted under this Plan or other equity plans of the Company. The terms and conditions applicable to such Other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement.

Article 9. Director Stock Awards

9.1 General. Subject to the limit set forth in Section 10.2, each Director Participant shall receive such portion of his or her Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Director Participant in accordance with Section 9.2. The Board or the Compensation Committee shall approve all Director Stock Awards granted under the Plan.

9.2 Director Election. Each Director Participant shall have an opportunity to elect to have the remaining portion of his or her Director Fees paid in cash or shares of Common Stock or a combination thereof. Shares delivered pursuant to such election shall be issued under the Plan. Except for the initial election pursuant to the adoption of the Plan, or the Director’s election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Director shall be paid entirely in cash.

9.3 Share Awards. The number of shares of Common Stock to be paid and distributed to a Director as a Director Stock Award under the provisions of Sections 9.1 and 9.2, shall be determined by dividing the dollar amount of his or her Director Fees (which the Board has established, and/or such Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him or her in cash.

Article 10. General Provisions Applicable to Awards

10.1. Limits on Incentive Stock Options. No more than an aggregate of 16,870,000 Shares may be issued under ISOs, subject to adjustment as described in Section 3.3.

10.2. Limitation on Director Compensation. The maximum number of Shares subject to Awards that may be granted under this Plan or otherwise during any one year to a Director, taken together with any cash fees paid by the Company to such Director during such year for service on the Board, will not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Award).

10.3. Performance-Based Awards. Unless the Committee determines otherwise, the following provisions shall apply to performance-based Awards.

(a) The applicable Performance Goals and Performance Period will be established by the Committee. Each recipient of a performance-based Award will be assigned a target amount of Shares or cash payable if Performance Goals are achieved. Achievement of the Performance Goals and other material conditions and payment of an Award granted with Performance Goals shall be determined by the Committee. An Award may provide for payment greater than the target amount if performance exceeds the specified Performance Goals. The Committee may retain discretion to increase or decrease the amount payable pursuant to such Awards, as the Committee determines.

(b) The Performance Goals may be described in terms of objectives related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, division, segment, product line, or function or combination thereof and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, division, segment, product line, or function or combination thereof) or measured relative to a market index, selected peer companies or one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures thereof. The Performance Goals selected by the Committee in connection with the grant of Awards may include one or more of the following measures or any such other measures as the Committee determines: earnings, earnings growth, earnings per share, stock price (including growth measures and total shareholder return), improvement of financial ratings, internal rate of return, market share, cash flow, operating income, operating margin, net profit after tax, EBIT, EBITA, EBITDA, OBIT, OBITDA, gross profit, operating profit, cash generation, revenues, asset quality, return on equity, return on tangible common equity, return on assets, return on operating assets, cost saving levels, efficiency ratio, net income, marketing-spending efficiency, core non-interest income, change in working capital, return on capital, shareholder return or strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics. Performance Goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Performance Goals shall apply with respect to such Performance Period as the Committee may specify. Any applicable Performance Goals shall be applied and interpreted in the discretion of the Committee.

(c) The achievement of the Performance Goals shall be determined by the Committee in accordance with generally accepted accounting principles consistently applied on a Subsidiary, business unit, division, segment, product line, function or consolidated basis or any combination thereof. Notwithstanding the foregoing, the Committee may adjust the Performance Goals and the method of calculating the attainment of the Performance Goals to take into account events that occur during a Performance Period, including but not limited to: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) charges for any reorganization and restructuring programs; (v) any extraordinary, unusual, or other infrequently occurring items as described in Accounting Standards Codification 225-20-20 (as amended by Accounting Standards Update No. 2015-01) or in the management’s discussion and analysis of financial condition and results of continuing operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the impact of mergers, acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) gains or losses on asset sales.

10.4. Restrictions on Transfers of Awards. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Participant with respect to any Award other than an ISO upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, including pursuant to any order or judgment in a domestic relations proceeding, official marital settlement agreement or other divorce or separation instrument, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

10.5. Restrictions on Transfers of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange upon which such Shares are then listed and with any blue sky or state securities laws applicable to such Shares.

10.6. Additional Restrictions on Awards and Shares. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Award, any Shares issued under an Award, or both, including, without limitation, (a) restrictions under an insider trading policy, (b) any share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales, (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares, (d) restrictions relating to a Participant’s activities following termination of employment or service, including but not limited to, competition against the Company, disclosure of Company confidential information, and solicitation of Company employees and/or customers, and (e) other policies either existing at the time an Award is granted or subsequently adopted and implemented by the Board, as such other policies may be amended from time to time.

10.7. Shareholder Rights; Dividend Equivalents. Except as provided in the Plan or an Award Agreement, no Participant shall receive any Shares in connection with an Award nor be afforded any of the rights of a shareholder unless and until such Participant has satisfied all requirements for exercise or vesting of the Award pursuant to its terms, the Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of a duly authorized transfer agent of the Company. The recipient of an Award (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and subject to vesting and forfeiture to the same extent as the underlying Award; provided, however, that Dividend Equivalents shall only become payable if and to the extent the underlying Award vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of Performance Goals, or both.

10.8. Termination of Employment or Service. Each Award Agreement shall set forth the terms relating to the treatment of an Award in the event of a Participant’s termination of employment or service, including, without limitation, the extent to which the right to vest, exercise or receive payout of an Award may continue following termination of the Participant’s employment or service with the Company and its Subsidiaries, including due to death or Disability, and any forfeiture provisions. Such provisions shall be determined by the Committee in its discretion, shall be included in the Award Agreement applicable to a Participant, need not be uniform among all Awards or among all Participants and may reflect distinctions based on the reasons for termination of employment or service.

10.9. Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award, in the case of (i) any individual who is employed with, or engaged by, an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between any Subsidiaries (iv) any change in the Participant’s status from an Employee to a consultant or Director, or vice versa, and (v) at the request of the Company or a Subsidiary, any Participant who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

Article 11. Change in Control

11.1. Awards Assumed or Replaced by Successor. Unless the Committee provides otherwise prior to the Change in Control or in an Award Agreement, upon the occurrence of a Change in Control in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards or provides equivalent awards of substantially the same value, the Committee shall measure performance as of the date of the Change in Control for all outstanding Awards of Performance Units, Performance Shares and other performance-based Awards granted prior to the Change in Control based on the greater of (x) the payout at the target number of Performance Units, Performance Shares and other performance-based Awards granted for the Performance Period and (y) the payout based upon the actual performance level attained as of the date of the Change in Control, in each case, after giving effect to the accumulation of Dividend Equivalents, and the Participant shall continue to vest in such Awards based on continued service. Unless the Committee provides otherwise prior to the Change in Control or in an Award Agreement, if a Participant’s employment with the Company or a Subsidiary is terminated without Cause or by the Participant for Good Reason, in each case at any time within two (2) years after the Change in Control, the following provisions shall apply with respect to such assumed, continued or equivalent awards:

(a) Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock granted prior to the Change in Control shall be deemed to have expired, and RSUs shall be paid in cash or in Shares, as determined by the Committee;

(b) With respect to all outstanding Awards of Performance Units, Performance Shares and other performance-based Awards granted prior to the Change in Control, the Award shall be paid at the greater of (x) the payout at the target number of the Performance Units, Performance Shares and other performance-based Awards granted for the entire Performance Period or (y) the payout based upon the actual performance level attained as of the date of the Change in Control, in each case, after giving effect to the accumulation of Dividend Equivalents. Payment shall be made in cash or in Shares, as determined by the Committee;

(c) All earned Performance Units, Performance Shares and other performance-based Awards (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee;

(d) All outstanding and unvested Options and SARs granted prior to the Change in Control shall become immediately exercisable, and Awards in the form of NQSOs and SARs shall be exercisable after the date of the Participant’s termination for a period equal to the lesser of (i) the remaining term of each Award; or (ii) twelve (12) months; and

(e) Any restrictions imposed on any and all outstanding and unvested Other Awards granted prior to the Change in Control shall be deemed to have expired.

11.2. No Assumption or Replacement of Awards by Successor. Notwithstanding anything herein to the contrary, unless the Committee provides otherwise prior to the Change in Control or in an Award Agreement, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control or provide equivalent awards of substantially the same value, all Awards that are not assumed, continued or replaced with such equivalent awards shall, immediately prior to the Change in Control, be treated as follows upon the Change in Control:

(a) Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired, and RSUs shall be paid in cash or in Shares, as determined by the Committee;

(b) With respect to all outstanding Awards of Performance Units, Performance Shares and other Awards type that is earned based upon the Company’s attainment of Performance Goals the Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units, Performance Shares and other such Award type granted for the entire Performance Period and (y) the payout based upon the actual performance level attained as of the date of the Change in Control, in each case, after giving effect to the accumulation of Dividend Equivalents, and (ii) shall pay to the Participant the greater of such amounts. Payment shall be made in cash or in Shares, as determined by the Committee;

(c) All earned Performance Units, Performance Shares and other performance-based Awards (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee;

(d) Any and all outstanding and unvested Options and SARs shall become immediately exercisable and the Committee will notify Participants in writing that such Awards will be exercisable for a period of time determined by the Committee in its discretion and such Awards will terminate upon the expiration of such period. Notwithstanding the foregoing, to the extent an Option or SAR is not exercised, upon the Change in Control, the Committee may, in its sole discretion, cancel such Award in exchange for an amount equal to the difference between the Exercise Price and the then Fair Market Value of the Shares covered thereby provided that if the Exercise Price is above the Fair Market Value of the Shares, the Options or SARs shall be cancelled without payment of consideration therefor; and

(e) Any restrictions imposed on any and all outstanding and unvested Other Awards shall be deemed to have expired.

11.3. Assumption of Awards by the Company. The Company, from time to time, may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting a Substitute Award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.

11.4. Other. For the avoidance of doubt, nothing herein shall require the acquiring or surviving company in a Change in Control to assume all Awards previously granted under the Plan or to provide equivalent awards of substantially the same value. Notwithstanding anything in this Plan or any other Company plan or arrangement to the contrary, no tax gross up shall be provided with respect to tax consequences of Awards under Section 280G or 4999 of the Code.

11.5. Termination in Connection with a Change in Control. Notwithstanding anything in this Plan to the contrary, if an Employee’s employment is terminated by the Company without Cause prior to the date of a Change in Control and the Employee reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed at the time of the termination, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan, provided a Change in Control shall actually have occurred.

Article 12. Tax Withholding

The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, the number of Shares which may be so withheld or surrendered shall not exceed the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Award as a liability for accounting purposes), in accordance with applicable law and pursuant to any rules that the Company may establish from time to time. With respect to an Award held by any Section 16 Person, any such share withholding must be specifically approved by the Committee as the method used to satisfy the tax withholding obligation or such share withholding procedure must otherwise satisfy the requirements of SEC Rule 16b-3. The Company may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of Shares subject to the applicable Award. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan. With respect to any Award that is subject to Section 409A, the Company or a Subsidiary may, to the extent permitted by Section 409A, permit the acceleration of the time or schedule of a payment to pay FICA taxes, and any related income tax at source imposed by Code Section 3401 on the FICA taxes.

Article 13. Claims Procedure and Arbitration

13.1. Mandatory Procedures for Addressing Claims. Any person (a “Claimant”) who has any claim or dispute concerning or relating in any way to the Plan or any Award (“Claim”) must follow the procedures described in this Article, which describes the exclusive means of addressing Claims. All Claims must be brought no later than one year following the date on which the facts forming the basis of the Claim are known or should have been known by Claimant, whichever is earlier, and any Claim that is not submitted within the applicable time limit shall be waived.

13.2. Authority to Address Claims. For purposes of this Article 13, the “Claims Administrator” is the Committee with respect to Company’s executive officers (within the meaning of Exchange Act Rule 3b-7) and the Company’s Chief Executive Officer with respect to all other Participants.

13.3. Claim Submission. Any Claim shall be made in writing to the Claims Administrator. The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the Claim within 90 days after receipt of the Claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

13.4. Notice of Denial. If a Claim is wholly or partially denied, the notice of denial shall contain (i) the specific reason or reasons for denial of the Claim, and (ii) specific references to the pertinent Plan provisions upon which the denial is based. Except as provided in Section 13.5, the decision or action of the Claims Administrator shall be final, conclusive and binding on all persons having any interest in the Plan.

13.5. Arbitration. If, after exhausting the procedures set forth in this Article, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a Claim, must be resolved by arbitration in the manner described in this Section. This agreement to arbitrate shall be specifically enforceable. A party may apply to a state or federal court located in Tulsa, Oklahoma for interim, injunctive or conservatory relief in aid of arbitration, including without limitation a proceeding to compel arbitration. If the arbitration provisions herein are determined by any court to be unenforceable, any further legal action must be filed only in a state or federal court located in Tulsa, Oklahoma within the time limits set forth in Section 13.6(a) and shall be subject to the standard of review set forth in 13.6(g).

13.6. Other Provisions.

(a) Time Limits. A Claimant seeking arbitration of any determination of the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the Claim to resolution by arbitration. A Claimant waives any Claim not filed timely in accordance with this Section.

(b) Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.

(c) Venue. The arbitration shall be conducted in Tulsa, Oklahoma.

(d) Binding Effect. The decision of the arbitrator with respect to the Claim will be final and binding upon the Company and the Claimant. By participating in the Plan, and accepting grants, Participants, on behalf of themselves and any person with a Claim relating to Participant’s grants, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.

(e) Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

(f) Waiver of Class, Collective, and Representative Actions. Any Claim shall be heard without consolidation of such claims with any other person or entity. To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, Participants waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative or consolidated action arising out of or relating to any Claim, and Participants agree that any Claim may only be initiated or maintained and decided on an individual basis.

(g) Standard of Review. Any decision of an Arbitrator on a Claim shall be limited to determining whether the Claim Administrator’s decision or action was arbitrary or capricious or was unlawful. The Arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document of the Claims Administrator.

(h) General Procedures.

(i) Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the Claim, the Procedures for Large, Complex Commercial Disputes shall not apply.

(ii) Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Oklahoma or federal law, or both, depending upon the Claim. Except to the extent required by applicable law, all arbitration proceedings, decisions, and awards shall be kept strictly confidential and shall not be disclosed by the arbitrator, the Company, or the Claimant.

(iii) Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(iv) Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Arbitration Act. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

(v) Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a Claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.

(i) Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Arbitration Act will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

Article 14. General Provisions

14.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

14.2. Headings and Severability. The headings of Articles and Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan. In the event any Plan provision, including, without limitation, any provisions under Article 13, shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3. Successors. All Company obligations with respect to Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.4. No Right to Employment or Engagement. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or engagement at any time, for any reason or no reason in the Company’s discretion, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

14.5. Beneficiary Designation. To the extent permitted by the Committee, each Participant may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any Plan benefit is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate. The spouse of a married Participant domiciled in a community property jurisdiction shall join any designation of Beneficiary or Beneficiaries other than the spouse.

14.6. Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

14.7. Loans Prohibited. The Committee shall not, without prior approval of the Company’s shareholders, grant any Award that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company or Plan to an Employee, Participant, officer of the Company or any other person in connection with the grant, award or payment of such Award.

14.8. Requirements of Law. The making of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or by an applicable exemption from registration. In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such laws, regulations, or requirements.

14.9. Securities Law Compliance. Plan transactions are intended to comply with all applicable conditions of the Federal securities laws. To the extent any Plan provision or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.10. Code Section 409A Compliance. The parties intend that Plan payments and benefits comply with Section 409A to the extent it applies or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall be paid prior to the 15th day of the third month of the calendar year immediately following the calendar year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” as defined in Section 409A; and (ii) to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. For any Plan payment that constitutes “non-qualified deferred compensation” under Section 409A, to the extent required to comply with Section 409A, a Change in Control shall be deemed to have occurred with respect to such payment only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

14.11. Effect on Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.12. Unfunded Plan. The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.

14.13. Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, all Shares issued with respect to Awards, any payments made under the Plan and any gains realized upon exercise or settlement of an Award shall be subject to the terms of any applicable clawback or recoupment policies approved by the Board or the Committee, as in effect from time to time, whether approved before or after the date Awards are granted under the Plan (as applicable, a “Clawback Policy”). In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan and Award Agreement, and the Company shall be entitled to recover the amount specified under the policy to be clawed back, recouped or forfeited.

14.14. Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

14.15. Plan Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Committee, specifically including the Plan’s mandatory arbitration provision. Acceptance of an Award may be made in a writing signed by the Participant (including electronically); provided however in the absence of a signed acceptance, a Participant shall be deemed to have accepted an Award as of the grant date in the absence of a specific manifestation from the Participant within 60 days of the grant date indicating that the Participant has rejected the Award.

14.16. Governing Law. To the extent not preempted by Federal law, the Plan, the Award Agreements and all agreements thereunder, shall be construed in accordance with, and subject to, the laws of the State of Oklahoma applicable to contracts made and to be entirely performed in Oklahoma and wholly disregarding any choice of law provisions or conflict of law principles that might otherwise be contrary to this express intent.

Article 15. Effective Date, Termination and Amendment

15.1. Effective Date. The Effective Date of the Plan shall be the date of approval by the Company’s shareholders of the Plan.

15.2. Termination. The Plan shall terminate on the day immediately before the tenth anniversary of the Effective Date. The Board may, in its sole discretion and at any earlier date, terminate the Plan. In no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. Any Awards that are outstanding upon termination of the Plan shall remain in force and effect in accordance with the terms of the Plan and any applicable Award Agreement.

15.3. Amendment. The Board may at any time and from time to time amend or modify the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with Code Section 422, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders.

15.4. Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any outstanding Award, without the written consent of the Participant holding such Award unless such termination, modification or amendment is required by applicable law and/or the Committee, upon advice of legal counsel, deems the action necessary or advisable to comply with Section 409A. Notwithstanding the foregoing, the Committee may, but shall not be required to, in its sole and absolute discretion, amend Awards to comply with Section 409A.

Article 16. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

“Arbitration Act” means the Federal Arbitration Act, Title 9 of the United States Code.

“Award” means, individually or collectively, a Director Stock Award or an Award of RSUs, Restricted Stock, Performance Units, Performance Shares, NQSOs, ISOs, SARs or any Other Award permitted under Article 8.

“Award Agreement” means any written or electronic agreement or document evidencing any Award granted by the Committee. Award Agreements shall, in the discretion of the Committee, contain such terms and conditions that are not inconsistent with the terms of the Plan.

“Beneficiary” means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant’s rights under the Plan shall pass in the event of the death of the Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in an Award Agreement:

(a)  a Participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

(b) a Participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a division or Subsidiary) or a Participant’s violation of any covenant, agreement or obligation not to compete with the Company (or a division or Subsidiary);

(c) any act of dishonesty by a Participant which adversely affects the business of the Company (or a division or Subsidiary), or any willful or intentional act of a Participant which adversely affects the business, or reflects unfavorably on the reputation, of the Company (or a division or Subsidiary);

(d) a Participant’s material violation of any written policy of the Company (or a division or Subsidiary); or

(e) a Participant’s failure or refusal to perform the specific directives of the Company’s Board, or its officers, which directives are consistent with the scope and nature of the Participant’s duties and responsibilities, to be determined in the Company’s sole discretion.

Nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a division or Subsidiary), which is hereby acknowledged, to terminate a Participant’s employment at any time with or without Cause.

“Change in Control” shall mean the occurrence of any of the following events.

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including usage in the definition of a group in Section 13(d) thereof), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” means an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who are members of the Board (the “Incumbent Board”) on the Effective Date, cease for any reason to constitute at least a majority of the members of the Board within any consecutive twelve (12) month period, or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) The consummation of:

(i)	A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” means a Merger where:

1.	the shareholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Successor”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Successor is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

2.	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Successor, if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

3.	no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Successor if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets); or

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur, solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

With respect to any Award that is subject to Section 409A and payment is to be accelerated in connection with the Change in Control, solely for purposes of determining the timing of payment, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change in Control for purposes of this Plan unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

“Code” means the Internal Revenue Code of 1986, as such is amended from time to time, including any applicable regulations, and any reference to a section of the Code shall include any successor provision of the Code.

“Committee” means the Executive Compensation Committee of the Board of Directors.

“Common Stock” means the common shares of the Company, par value $.01 per share.

“Company” means ONEOK, Inc., an Oklahoma corporation, or any successor thereto as provided in Section 14.3.

“Director” means any individual who is a member of the Board who is not an employee of the Company, and who qualifies as a “Non-Employee Director” within the meaning of SEC Rule 16b-3.

“Director Fees” means all compensation and fees paid to a Director by the Company for his or her services as a member of the Board of Directors.

“Director Stock Award” means an award of ONEOK, Inc. Common Stock granted to a Director pursuant to Article 9.

“Disability” mean for (a) Participants covered by the long term disability plan of the Company or a Subsidiary, disability as defined in such plan; and (b) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant’s usual or customary employment or service with the Participant’s employer or service recipient for a period of not less than six consecutive months. Disability of a Participant shall be determined pursuant to and in accordance with the procedures for determining eligibility for disability benefits under the long term disability plan of the Company or Subsidiary, if any. If there is no Company long term disability plan, then the Committee shall determine Disability. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment or service as a result of the Participant’s Disability, solely for purposes of determining the timing of payment, no such termination will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A.

“Dividend Equivalent” means, with respect to Shares subject to Awards, a right to an amount equal to dividends declared on an equal number of issued and outstanding Shares.

“Employee” means an employee of the Company or any Subsidiary, including an officer or director who is such an employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Period” means the period during which a SAR or Option is exercisable, as set forth in the related Award Agreement.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option or SAR, as determined by the Committee and set forth in an Award Agreement. Other than in connection with Substitute Awards, the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date an Option or SAR is granted.

“Fair Market Value” means the closing sale price as reported on the New York Stock Exchange or other domestic stock exchange for that date or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, unless otherwise determined by the Committee. If the Common Stock is not listed on a domestic stock exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A. The determination of Fair Market Value for purposes of tax withholding may be made in the discretion of the Committee subject to applicable laws and is not required to be consistent with the determination of Fair Market Value for other purposes. For purposes of achieving an exemption from Section 409A in the case of affected Participants governed by Section 409A, Fair Market Value of the Shares shall be determined in a manner consistent with Section 409A and any applicable regulations.

“Good Reason” means, as to each Participant, a termination by the Participant occurring within thirty (30) days after the end of the cure period described below and effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event. Unless otherwise provided in an Award Agreement, for purposes of this Plan, “Good Reason” means, as to each Participant, the occurrence of any of the following events without the Participant’s express written consent which event is not cured within thirty (30) days after written notice thereof from the Participant to the Company: (i) a material diminution in the Participant’s authority, duties or responsibilities, except in connection with the Participant’s termination for Cause or as a result of death, or temporarily as a result of the Participant’s incapacity or other absence for an extended period; (ii) any material breach by the Company of any material provision of any written agreement with the Participant; (iii) a material reduction in the Participant’s base compensation; (iv) a relocation of the Participant’s principal business location to an area outside of a fifty (50) mile radius of the Participant’s current principal business location or (v) a failure by the Company to comply with this Plan.

“Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 7, which is designated as an ISO and satisfies the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 7, which is not intended to be an ISO.

“Option” means an ISO or a NQSO.

“Other Awards” means Awards granted pursuant to Article 8.

“Participant” means an Employee or Director who holds an outstanding Award.

“Performance Goals” means, any general performance objectives, selected by the Committee and specified in an Award Agreement, used to determine whether the performance targets established by the Committee with respect to an applicable Award have been achieved.

“Performance Period” means the period of time during which the Performance Goals will be measured to determine what, if any, Performance Units or Performance Shares have been earned. For Awards that the Committee, in its sole discretion, permits Participants to defer, the Performance Period shall be at least twelve (12) months in length.

“Performance Share” means an Award described in Article 6.

“Performance Unit” means the right of a Participant to receive, upon satisfaction of the Performance Goal, an amount of cash or Shares equal to the difference between the value of the Performance Unit as the date of grant, which may be zero, and the value of the Performance Unit on the date the Performance Goals are met or payment is made, as applicable. The value of a Performance Unit at the date of grant is determined by the Committee and may be, but is not required to be, based on the underlying stock price. In accordance with the Plan, Performance Units may be paid in cash, shares, or a combination thereof, as determined by Committee.

“Period of Restriction” means the period during which the transfer of Restricted Stock is limited, as provided in Article 5.

“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Unit” or “RSU” means an Award to a Participant covering a number of Shares that at a later date may be settled in cash, or by issuance of those Shares.

“SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

“Section 16 Person” means an Employee who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of the common shares, as contemplated by Section 16 of the Exchange Act.

“Section 409A” means Section 409A of the Code.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to Article 7. Each SAR shall be denominated in terms of one Share.

“Subsidiary” means a corporation or other form of business association of which shares (or other ownership interest) having more than fifty percent (50%) of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” means a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Code Section 424(f).

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.